UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
September 28, 2006

New Jersey State of Incorporation	Commission File Number 1-3822	21-0419870 I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
As previously disclosed on August 15, 2006, Campbell Soup Company’s (“Campbell”) Board of Directors authorized the repurchase of approximately $620 million of Campbell stock. This share repurchase authority is in addition to the three-year $600 million share repurchase plan announced in November 2005 and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Pursuant to this new authorization, Campbell entered into two accelerated share repurchase agreements on September 28, 2006 (the “Agreements”), with Lehman Brothers Finance S.A. (“Lehman”), an affiliate of Lehman Brothers Inc. Under the first Agreement (the “Fixed Share ASR”), Campbell will purchase approximately 8.3 million shares of its stock from Lehman on September 29, 2006, for $300 million, such price subject to adjustment as described below. Lehman is expected to purchase an equivalent number of shares under the Fixed Share ASR. At the end of the Fixed Share ASR’s term, Campbell may receive from, or be required to pay, Lehman a price adjustment based upon the volume weighted average price of Campbell’s stock during the period Lehman purchased the equivalent number of shares. The price adjustment may be settled at Campbell’s option in shares of Campbell stock or cash. Campbell expects the price adjustment to be completed in the fourth quarter of fiscal 2007.
Under the second Agreement (the “Fixed Dollar ASR”), Campbell will purchase an additional $300 million of its shares of stock from Lehman. Lehman will deliver an initial 6.3 million shares to Campbell on September 29, 2006. The exact number of additional shares to be delivered to Campbell under the Fixed Dollar ASR will be based on the volume weighted average price of Campbell’s stock during the term of the Fixed Dollar ASR, subject to a minimum and maximum price for the shares. Lehman is expected to purchase a number of shares equivalent to the number delivered to Campbell under the Fixed Dollar ASR. The Fixed Dollar ASR is expected to be completed in the fourth quarter of fiscal 2007.
The shares purchased pursuant to the Agreements will be placed into treasury. The Agreements contain customary terms and conditions for agreements of this kind, including covenants and representations related to Rule 10b5-1 and Rule 10b-18.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)
Date: September 29, 2006
	By:	/s/ Robert A. Schiffner
Robert A. Schiffner
Senior Vice President and Chief Financial Officer